THIRD AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to Administration Agreement is entered into this __ day of December, 2013, by and between Baird Funds, Inc., a Wisconsin corporation (the “Corporation”), and Robert W. Baird & Co. Incorporated (the “Administrator”).  This Amendment amends the Administration Agreement dated September 29, 2000 by and between the Corporation and the Administrator, as amended through August 23, 2012 (the “Administration Agreement”).

This Amendment hereby amends and restates Exhibit A of the Administration Agreement in its entirety as follows:

Name of Series	Date Added
Baird Aggregate Bond Fund	September 29, 2000
Baird Core Plus Bond Fund	September 29, 2000
Baird Intermediate Bond Fund	September 29, 2000
Baird Intermediate Municipal Bond Fund	March 30, 2001
Baird Short-Term Bond Fund	August 31, 2004
Baird Ultra Short Bond Fund	December 31, 2013

Other than the amendment and restatement of Exhibit A as set forth above, the Administration Agreement shall remain in full force and effect without change.

BAIRD FUNDS, INC.	ROBERT W. BAIRD & CO. INCORPORATED

By:	By:

Name: Mary Ellen Stanek	Name: Peter Hammond

Title: President	Title: Senior Vice President